Exhibit 99.1

Southern National Bancorp of Virginia, Inc. Commences Common Stock Offering

MCLEAN, Va., Oct. 26, 2009 (GLOBE NEWSWIRE) — Southern National Bancorp of Virginia, Inc. (the “Company”) (Nasdaq: SONA), the holding company for Sonabank, announced today that it has initiated a public offering to sell $25.0 million of its common stock in an underwritten public offering. FIG Partners, LLC is acting as the sole manager for the offering. The Company intends to grant the underwriter an option to purchase up to an additional 15% of the common stock sold to cover over-allotments, if any.

The Company expects to use the proceeds from the offering to provide capital to Sonabank to support its anticipated organic growth, to support potential future acquisitions of branches or whole banks, including the possible acquisitions of failed financial institutions in FDIC assisted transactions, and for other general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. The registration statement on Form S-1 may be accessed through the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus relating to this offering may be obtained from FIG Partners, LLC, Capital Markets Department, Attention Greg Gersack, 1175 Peachtree Street NE, 100 Colony Square, Suite 2250 Atlanta, GA 30361 or by telephone at 404-601-7241.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including the related prospectus.

The Company, with total assets of $433 million as of June 30, 2009, is headquartered in McLean, Virginia and is the holding company for Sonabank. Sonabank is a Virginia-chartered bank that operates 9 banking offices in McLean, Fairfax, Reston, Leesburg (2), Warrenton (2), Charlottesville and Clifton Forge, Virginia.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the proposed public offering and the anticipated use of proceeds of the offering. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in market conditions or in prices of the Company’s common stock; (b) changes in the market for the Company’s products and services; and (c) other risks as detailed in the prospectus referred to above and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, and subsequent filings with the Securities and Exchange Commission.

CONTACT:	Southern National Bancorp of Virginia, Inc.
R. Roderick Porter, President
202-464-1130 ext. 2406
Fax: 202-464-1134
rporter@sonabank.com
www.sonabank.com